Exhibit 10.1

LEASE AMENDMENT NO. 2

KATELL VALENCIA ASSOCIATES / 3-D SYSTEMS, INC.

1.	PARTIES.

This Lease Amendment No. 2 (this “Amendment”) is entered into as of this 1st day of March, 1996, by and between Katell Valencia Associates, a California limited partnership (“Landlord”) and 3-D Systems, Inc., a California corporation (“Tenant”).

2.	RECITALS.

2.1  Lease. Landlord is the successor-in-interest to Valencia Tech Associates, a California partnership, which entered into with Tenant a lease dated January 1, 1989 (the “Original Lease”) covering approximately 78,320 rentable square feet of premises, constituting all of Building 6 located at 26081 Avenue Hall, Valencia, California 91355. The Original Lease was amended by Lease Amendment No. 1 dated May 28, 1993 (“Amendment No. 1”) entered into between Landlord and Tenant (the term “Lease” as used herein shall mean the Original Lease as amended by Amendment No. 1 and this Amendment).

2.2  Defined Terms. Unless otherwise expressly set forth herein, all initially capitalized defined terms used herein shall have the same meanings ascribed to them in the Original Lease.

3.	AMENDMENT.

3.1  Supersede and Replace Section 4.04(b). The provisions of this Section 3 of this Amendment shall supersede and replace in their entirety the provisions of Section 4.04(b) of the Original Lease.

3.2  Hazard and Rental Income and Insurance. During the Lease Term Tenant shall maintain a policy or policies of insurance at Tenant’s expense, covering loss of or damage to the Property in the full amount of its replacement value with deductible amounts not in excess of Ten Thousand Dollars ($10,000). Such policies shall provide protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended perils (all risk), sprinkler leakage, earthquake sprinkler leakage, Inflation Guard endorsement, and any other perils (except flood and earthquake, unless required by any lender holding a security interest in the Property, subject to the limitations set forth below) which Landlord deems necessary. If Tenant does not carry such insurance, Landlord may obtain insurance coverage for Tenant’s fixtures, equipment, or building improvements installed by Tenant in or on the Property. Tenant shall, at Tenant’s expense, maintain such primary or additional insurance on its fixtures, equipment and building improvements as Tenant deems necessary to protect its interest (which insurance, if obtained by Tenant, shall name Landlord as an additional insured). During the Lease Term, Tenant shall also maintain a rental income insurance policy at Tenant’s expense, with loss payable to Landlord in an amount equal to one year’s Base Rent, estimated real property taxes and insurance premiums. Tenant shall not do or permit to be done anything that invalidates any such insurance policies.

3.3  Earthquake Insurance. The parties acknowledge that Landlord refinanced the Property with State Farm Insurance Company (“Lender”) effective December 7, 1995, and that Lender required earthquake insurance coverage for the Property. Landlord has obtained earthquake insurance for the Property, as evidenced by a facsimile from Landlord to Tenant on November 30, 1995, including a copy of a letter dated November 30, 1995 from the Coughlin Group showing the addition of the Property as part of a blanket insurance policy maintained by an affiliate of Landlord. Landlord has delivered to Tenant an invoice from the Coughlin Group for a premium in the amount of Seven Thousand One Hundred Thirty-Nine and 99/100 Dollars ($7,139.99), for the earthquake coverage relating to the Property for the period of December 7, 1995 to May 16, 1996. Tenant is, concurrently with the execution of this Amendment, making payment to Landlord of the sum of Seven Thousand One Hundred Thirty-Nine and 99/100 Dollars ($7,139.99), as reimbursement for payment of said invoice by Landlord.

3.4  Limitations on Premiums Payable by Tenant. During the remainder of the Term of the Lease, Landlord agrees that Tenant’s obligation to pay for or reimburse Landlord for earthquake Insurance coverage for the Property shall be subject to the following limitations:

(a) Notwithstanding any increase in premiums for earthquake insurance imposed by any insurance company providing earthquake coverage, Tenant shall not be required to pay for or reimburse Landlord more than Thirty Thousand Dollars ($30,000) for earthquake coverage premiums for any calendar year during the remaining Term of the Lease.

(b) If Landlord elects in any way to change the earthquake coverage with respect to the Property (as opposed to any change initiated by the insurance carrier) which change results in an increase in the premium payable for the earthquake coverage for the Property, Tenant shall not be required to pay the amount of such increase to the extent that the premium for earthquake coverage as a result of such change exceeds the following amounts, for each of the following calendar years:

Calendar Year	Maximum Premium
1996	$16,200.00
1997	$17,820.00
1998	$19,602.00
1999	$21,562.00
2000	$23,718.00
2001	$26,090.00
2002	$28,699.00

It is understood that the foregoing limitations relate only to increases in premiums as a result of Landlord initiating any changes in earthquake insurance coverage. The foregoing limitations shall not apply with respect to any changes in premiums imposed by an insurance carrier, which changes shall be governed by the limitations set forth in Section 3.4(a), above.

3.5  Insurance Obtained by Tenant. Tenant shall have the right, at any time, to replace earthquake insurance coverage obtained by Landlord by earthquake insurance obtained and paid for directly by Tenant, provided that such insurance is satisfactory to Lender (or any other lender holding a security interest in the Property), and provided further that Tenant shall pay any costs incurred in connection with cancellation of existing earthquake insurance.

3.6  No Other Modifications. Except as expressly modified by this Amendment, the Original Lease, as heretofore modified by Amendment No. 1, shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first set forth hereinabove.

3-D SYSTEMS, INC., a California corporation		KATELL VALENCIA ASSOCIATES, a California limited partnership

By:	/s/ GORDON ALMQUIST	By:	KATELL FAMILY PROPERTIES, INC., General Partner
Gordon Almquist Vice President

By:	/s/ GERALD L. KATELL
Gerald L. Katell President

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